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                  EMPLOYMENT, RELEASE AND CONSULTING AGREEMENT

         AGREEMENT dated as of November 22, 2000 between Lee M. Gardner residing at 325 Suffield, Birmingham, Michigan 48009 (the "Executive") and MascoTech, Inc., a Delaware corporation with its principal place of business at 21001 Van Born Road, Taylor, Michigan 48180 (the "Company").

         A. The Executive is presently the President and Chief Operating Officer of the Company.

         B. The Board of Directors of the Company (the "Board") has approved a transaction whereby the Company will become a private company (the "Transaction").

         C. The Executive has advised the Board that he is willing to continue in his current capacity for a transition period after the Transaction closes in order to facilitate a smooth transition and to determine, jointly with the new Board of Directors of the Company, whether a long term employment arrangement for the Executive is in the best interests of the Company and the Executive, and should it be determined that a long-term employment relationship shall not be commenced, to provide for the Executive's termination of employment and thereafter for his provision of certain consulting services.

         D. The Executive and the Company desire to memorialize the terms and conditions of the Executive's employment by, consulting with and termination from the Company.

         NOW, THEREFORE, in consideration of the foregoing and of the promises and mutual covenants contained herein, it is hereby agreed between the Executive and the Company as follows:

         1. Effectiveness of Agreement. This Agreement will become effective on the date hereof (the "Effective Date").

         2. Employment and Consulting/Non-Compete Periods. (a) The Executive agrees to continue full-time in his current capacity with the Company (or such other capacity as mutually agreed between the Executive and the Company) until the later of June 30, 2001 or the date 60 days after either the Executive or the Company gives the other notice ("Employment Period"), whereupon the Executive shall either (i) enter into a long-term employment agreement for a period of years ("New Employment Period") with the Company, whereupon the provisions of this Agreement requiring payment of a stay bonus and consulting fees shall terminate and no further such payments to the Executive shall be made hereunder (but all other provisions of this Agreement shall continue in full force and effect) or (ii) cease his employment with the Company ("Termination Date"). At the Termination Date the Executive shall be paid a cash stay bonus of $1,500,000 upon his execution of a Supplemental Release in the form of the Release contained in paragraph 11 hereof. During the Employment

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Period, the Executive will continue to receive compensation at least at his current rate of base pay. During the Employment Period, the Executive shall also receive his earned bonus for calendar year 2000 and his target bonus (which shall be no less than 50% of his base compensation rate) for subsequent calendar years (pro-rated in the case of any partial year of employment), in each case at the same time that other executives of the Company receive bonuses for calendar years 2000 and subsequent years, but in no event later than (respectively) February 28, 2001 and the same date in subsequent years. Notwithstanding the foregoing, if the closing of the Transaction does not occur by June 30, 2001, then the Executive may terminate his employment on not less than 60 days notice to the Company, and the Executive's last day of work pursuant to such notice shall be the Termination Date which triggers the stay bonus, consulting fee and other payments pursuant to the provisions hereof.

         (b) Following the Termination Date, the Executive shall continue to hold himself available to work for the Company as a consultant through the date which is three years after the Termination Date (the "Consulting Period"). During the Consulting Period, the Executive shall be paid fees for consulting and for the non-competition and confidentiality covenants contained in paragraph 8 hereof in the sum of $600,000 payable on the day after the Termination Date, the sum of $540,000 payable on the day which is a year and a day after the Termination Date, and the sum of $585,000 payable on the day which is two years and a day after the Termination Date.

         (c) During the Consulting Period, the Company shall retain the Executive as a consultant, and the Executive shall perform and discharge well and faithfully for the Company and its subsidiaries, such consulting services as may be requested from time to time by the Board of Directors of the Company. Notwithstanding the foregoing, it is understood and agreed that the Executive will be engaging in other activities unrelated to the Company and any request by the Company for services by the Executive will give due consideration to the Executive's other commitments.

         (d) It is agreed that during the Consulting Period the Executive shall be an independent contractor, shall not be an employee, servant, agent, partner or joint venturer of the Company or any of its subsidiaries, officers, directors or employees, and shall have no authority to assume or create any obligation or liability, express or implied, on behalf of the Company or its subsidiaries, or in its or their name or to bind them in any manner whatsoever; provided, however, that to the extent payments pursuant to paragraph 2(b) are made to the Executive with no payment by the Employer of the Employer's portion of social security taxes, the Company shall increase the payments under paragraph 2(b) by an amount, equal to one-half of Executive's self-employment tax on a fully grossed-up basis.

         (e) If at anytime after the Transaction closes and during the Employment or Consulting Periods (as the case may be) there occurs a subsequent Change in Control then promptly following such Change in Control the Company (or its successors or assigns) shall pay to the Executive in a single lump sum the present value (utilizing an 8% discount factor compounded annually) of all the cash payments then not yet paid pursuant to the second sentence of paragraph 2(a) and paragraph 2(b), and all

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other provisions of this Agreement shall thereupon continue in full force and effect. For the purposes hereof, "Change in Control" means the occurrence, following the date of the Transaction, of an event as a result of which a "person" or "group of persons", as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, who are not affiliated with or are not controlled by Heartland Industrial Partners, L.P., directly or indirectly are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) or have the right to acquire such beneficial ownership (whether or not such right is exercisable immediately, with the passage of time or subject to any condition) of voting securities representing 50% or more of the combined voting power of all outstanding voting securities of the Company.

         3. Death. If after the Effective Date the Executive dies or becomes disabled, then all payments pursuant to the second sentence of paragraph 2(a) and paragraph 2(b) scheduled for payment on or following the date of death or the date of disability shall cease and any obligations to provide Employment or Consulting Services thereafter shall cease. For the purposes of this Agreement, the date of disability is the date the Executive first perfects his eligibility (or the date he would have first perfected such eligibility, but for his termination of employment with the Company or his loss of coverage under the Company's long term disability program) for extended long term disability benefits requiring him to be unable to perform any gainful occupation pursuant to the Company's long term disability program.

         4. Benefits. (a) The Executive acknowledges that his employment will terminate as of the Termination Date and, except as specifically provided herein, he will cease to be an active participant under the benefit plans of the Company on such date pursuant to the terms of the applicable benefit plans, and no additional Company-provided benefits shall accrue to him after such date, other than salary and accrued vacation earned through the Termination Date which has not yet been paid and the pro rata portion of the Executive's target bonus for the calendar year in which the Termination Date occurs (or earned bonus in the case of a Termination Date in calendar year 2000). Nothing contained herein shall restrict the Executive's receipt of benefits under the Company's employee fringe benefit programs accrued during the Executive's employment with the Company.

         (b) Effective immediately following the Termination Date, the Executive shall be entitled to receive (i) reimbursement (in an amount tax-effected, if such reimbursements are determined to be taxable, by dividing the amount required for such reimbursement by one minus the decimal equivalent of the sum of Executive's marginal state and federal income tax rates) for the purchase by the Executive and his spouse and such other dependents as would be permitted under the Company's group health plan of Company's COBRA coverage for the 18 months following the Termination Date hereunder; provided, however, such COBRA reimbursements shall be suspended (subject to resumption if such other coverage ceases) at any time Executive becomes eligible for any other comparable group health coverage and (ii) reimbursement for Executive's purchase of commercial (non-employer-sponsored) health and dental coverage for Executive and his spouse and such other dependents as would be permitted under the

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Company's group health plan which coverage is comparable to Company's COBRA coverage (or if such coverage is not available, then the best comparable coverage that is available for purchase), in an amount tax-effected (if such reimbursements are determined to be taxable) by dividing the amount required to reimburse the actual cost of such coverage as billed to the Executive by one minus the decimal equivalent of the sum of Executive's marginal state and federal income tax rates, paid monthly in advance, for the time following the expiration of Executive's COBRA eligibility (provided other group coverage is not yet in effect) provided, however, such reimbursement will be suspended (subject to resumption if such other coverage ceases) (A) at any time Executive becomes eligible for any other comparable group health coverage or (B) during any period that the Executive is participating (for comparable group coverage) under the retirement medical provisions of that certain Supplemental Executive Retirement Plan agreement (SERP) between the Executive and the Company dated February 28, 1995 as the same may be from time to time amended; provided, further, the Company reserves the right in its reasonable discretion to select and require Executive to utilize the most cost-effective provider of such comparable group health coverage. Upon the death of the Executive, his surviving spouse, if any, will be entitled to receive the same benefits that the Executive would have received under this Section 4(b) had he not died; provided, however, that (1) if Executive's surviving spouse remarries, then such benefits will immediately terminate, and (2) if Executive's surviving spouse is more than 20 years younger than the Executive, then the Benefits described in this Clause (b) will only continue for such surviving spouse for a period of three (3) years after the death of the Executive.

         5. Options and Awards. All of the restricted stock awards and options heretofore granted to the Executive under the Company's restricted stock award and option plans will be treated in the same manner as the awards and options of other employees of the Company in the Transaction who continue as employees of the Company.

         6. SERP. (a) On the Termination Date, notwithstanding any contrary term of the SERP, the Executive will become 100% vested (i.e., treated as if he retired at age 65) in the SERP and receive benefits upon his attainment of age 65 or his death (whether before or after such age) or disability as if (i) his "Average Compensation", as otherwise defined in the SERP, were the Executive's base and target bonus (exclusive of the bonus paid pursuant to the first sentence of Paragraph 2(a)) compensation annualized as at the Effective Date or the Termination Date, whichever is higher, and (ii) his SERP percentage were 60%. Notwithstanding the foregoing, unless the Executive dies or becomes disabled prior to attaining age 65, the Executive and his spouse will not be entitled to receive benefits under the SERP until the Executive attains the age of 65 (based on his compensation at the Effective Date or Termination Date, whichever is higher) and be entitled to receive all of the benefits of the SERP in accordance with the terms thereof as if his SERP percentage were 60%.

         (b) For purposes of this Agreement, the SERP may not be amended to terminate or reduce benefits provided in such SERP Agreement.

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         7. Gross-Up. In the event that, as a result of the payments to the
Executive under Section 2 hereof and/or the vesting of stock awards or options in connection with the Transaction and/or the benefits provided under Sections 4 or 6, Executive becomes subject to excise tax (the "Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to Executive an amount (the "Gross-Up Payment") equal to an amount which, after payment by Executive of all taxes (including any federal, state and local income tax and excise tax upon such amount) would allow the Executive to retain an amount equal to the Excise Tax, unless, if the reduction of the payments under the second sentence of paragraph 2(a) and paragraph 2(b) to Executive by no more than 5% would avoid the imposition of Excise Tax, then the Company shall so reduce such payments to Executive and no Gross-Up Payment will be made.

         For purposes of determining whether Executive will be subject to the Excise Tax and the amount of such Excise Tax, the following criteria shall apply:

         (a) All determinations required to be made under this Section 7 shall be made by the Company's independent auditors (the "Accounting Firm"), which shall provide detailed supporting calculations to both the Company and Executive within 15 business days after the Termination Date or such earlier time as is requested by the Company provided that any determination that an Excise Tax is payable by Executive shall be made on the basis of substantial authority. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that Executive has substantial authority not to record any Excise Tax on his federal income tax return. Any determination by the Accounting Firm meeting the requirements of this Section 7(a) shall, subject to possible adjustment as set forth in Section 7(c) below, be binding upon the Company and Executive.

         (b) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the date on which the Excise Tax is incurred, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         (c) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state, and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is

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determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional payment in respect of such excess at the time that the amount of such excess finally is determined. In the case of any payment that the Company is required to make to Executive pursuant to the preceding sentence (a "Later Payment"), the Company shall also pay to Executive an additional amount such that after payment by Executive of all of Executive's applicable federal, state and local taxes, including any interest and penalties assessed by any taxing authority, on such additional amount, Executive will retain an amount equal to the total of Executive's applicable federal, state and local taxes, including any interest and penalties assessed by any taxing authority, arising due to the Later Payment. Executive and the Company each shall reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax.

         Notwithstanding any provision of this Agreement to the contrary, Executive shall pay his ordinary federal, state and local income taxes to which he is subject as a result of the payments to which he becomes entitled pursuant to the terms hereof or the terms of any other agreement (including but not limited to the accelerated vesting of stock options).

         8. Non-Competition; Non-Solicitation; Confidentiality. (a) Executive acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees that, in consideration of this Agreement, the rights conferred hereunder, and the payments hereunder, during the Non-Compete Term (as hereinafter defined), Executive will not engage, either directly or indirectly, as an employee, consultant or independent contractor, or as a principal for his own account or jointly with others, or as a stockholder in any corporation or joint stock association which designs, develops, manufactures, distributes, sells or markets the type of products or services sold, distributed or provided by the Company or its subsidiaries during the two year period prior to the Termination Date (the "Business"); provided, that nothing herein shall prevent Executive from owning, directly or indirectly, not more than 5% of the outstanding shares of, or any other equity interest in, any entity engaged in the Business and listed or traded on a national securities exchanges or in an over-the-counter securities market.

         (b) During the period from the date of this Agreement until the date two years following the Termination Date ("Non-Compete Term"), Executive will not (i) employ or solicit, or receive or accept the performance of services by, any active employee of the Company or any of its subsidiaries who is employed primarily in connection with the Business, except in connection with general, non-targeted recruitment efforts such as advertisements and job listings or (ii) solicit for business (relating to the Business) any person who is a customer or former customer of the Company or any of its subsidiaries, unless such person shall have ceased to have been such a customer for a period of at least six months.

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         (c) Executive will not at any time disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary of the Company, unless required to do so by applicable law or court order, subpoena or decree or otherwise required by law, with reasonable evidence of such determination promptly provided to the Company. The preceding sentence of this sub-clause (c) shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that within 10 days after the Termination Date, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its subsidiaries, except that he may retain personal notes, notebooks and diaries. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its subsidiaries.

         (d) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any tribunal of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

         9. Remedies. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of
Section 8 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         10. No Disparagement. Executive agrees not to criticize, disparage or otherwise demean in any way the Company, any of its subsidiaries or their respective products, officers, directors or employees. Likewise, the Company agrees not to criticize, disparage or otherwise demean in any way the Executive.

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         11. RELEASE. IN CONSIDERATION OF THE PAYMENTS TO BE MADE AND BENEFITS
PROVIDED BY THE COMPANY AND OTHER AGREEMENTS HEREUNDER, EXECUTIVE ON EXECUTIVE'S OWN BEHALF AND ON BEHALF OF EXECUTIVE'S HEIRS, EXECUTORS, AGENTS, SUCCESSORS AND ASSIGNS, RELEASES AND FOREVER DISCHARGES THE COMPANY AND ITS SUBSIDIARIES AND THEIR RESPECTIVE OFFICERS, AGENTS, CURRENT AND FORMER EMPLOYEES, SUCCESSORS, PREDECESSORS AND ASSIGNS AND ANY OTHER PERSON, FIRM, CORPORATION OR LEGAL ENTITY IN ANY WAY RELATED TO THE COMPANY AND ITS SUBSIDIARIES (THE "RELEASED PARTIES"), OF AND FROM ALL CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, STATUTORY RIGHTS, DUTIES, DEBTS, SUMS OF MONEY, SUITS, RECKONINGS, CONTRACTS, AGREEMENTS, CONTROVERSIES, PROMISES, DAMAGES, OBLIGATIONS, RESPONSIBILITIES, LIABILITIES AND ACCOUNTS OF WHATSOEVER KIND, NATURE OR DESCRIPTION, DIRECT OR INDIRECT, IN LAW OR IN EQUITY, IN CONTRACT OR IN TORT OR OTHERWISE, WHICH EXECUTIVE EVER HAD OR WHICH EXECUTIVE NOW HAS OR HEREAFTER CAN, SHALL OR MAY HAVE, AGAINST ANY OF THE RELEASED PARTIES, FOR OR BY REASON OF ANY MATTER, CAUSE, OR THING WHATSOEVER UP TO THE PRESENT TIME, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED AT THE PRESENT TIME, OR WHICH MAY BE BASED UPON PRE-EXISTING ACTS, CLAIMS OR EVENTS OCCURRING AT ANY TIME UP TO THE DATE HEREOF WHICH MAY RESULT IN FUTURE DAMAGES, INCLUDING WITHOUT LIMITATION ALL DIRECT OR INDIRECT CLAIMS EITHER FROM DIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER AND RIGHTS OR CLAIMS ARISING UNDER TITLE VII, ANY STATE CIVIL-RIGHTS LEGISLATION, CLAIMS OF HANDICAP DISCRIMINATION, CLAIMS RELATING TO THE TERMINATION OF EMPLOYMENT AS REFERRED TO HEREIN, AND CLAIMS OF AGE DISCRIMINATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED ("ADEA"), AGAINST ANY OF THE RELEASED PARTIES, OTHER THAN (A) CLAIMS ARISING UNDER THE EXPRESS PROVISIONS OF THIS AGREEMENT, AND (B) THE RIGHT TO RECEIVE BENEFITS, IF ANY, ACCRUED THROUGH THE TERMINATION DATE UNDER THE COMPANY'S BENEFIT PLANS. THE EXECUTIVE AGREES NOT TO SUE OR TO FILE ANY LAWSUITS AGAINST ANY RELEASED PARTY WITH RESPECT TO CLAIMS COVERED BY THIS RELEASE.

         12. Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and delivered by hand and receipt is acknowledged by the party to whom said notice shall be directed, or if mailed by certified or registered mail, postage prepaid with return receipt requested, or sent by express courier service, charges prepaid by shipper, to the addresses of each party stated above (or to such other address as a party is directed pursuant to written notice from the other party) and in the case of notices to the Company, to the attention of its Vice President - General Counsel, at 21001 Van Born Road, Taylor, Michigan 48180.

         13. Assignment. This Agreement shall not be assignable by either party. Notwithstanding the foregoing, the Company shall assign this Agreement to any successor to substantially all of the stock, assets or business of the Company; provided, any such successor must assume in writing all of the obligations of the Company under this Agreement.

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         14. Acceptance and Revocation. Pursuant to provisions of ADEA, the
Executive has been given at least 21 days from the date this Agreement was first communicated to the Executive to review and sign this Agreement.

         The Executive understands he may revoke his acceptance of this Agreement within seven calendar days after the date of the Executive's signature set forth below. This Agreement will not be effective until the seven-day revocation period has expired. The Executive understands that to be effective any such revocation must be in writing, signed by the Executive and hand delivered or post-marked within such seven-day period addressed to the Vice President - General Counsel, MascoTech, Inc., 21001 Van Born Road, Taylor, Michigan 48180. If revocation is by mail, certified mail return receipt requested is recommended to show proof of mailing.

         15. Mediation/Arbitration. The parties hereto agree that pursuant to the Company's Corporate Dispute Resolution Policy (the "CDRP"), mediation, and, if unsuccessful, arbitration, will apply to the employment and consulting relationship hereunder and will be the sole and exclusive remedies for any claims which may arise between the parties (other than allegations by the Company of breach of Sections 8 or 10) in any way relating to this Agreement or for the breach thereof to the extent such claims are covered by the CDRP, and the Executive agrees not to pursue any such claims through a court or a jury. The Executive hereby acknowledges that he has had an opportunity to review the CDRP, and agrees that all proceedings held in accordance with the CDRP will be conducted in the Detroit, Michigan metropolitan area. Notwithstanding the foregoing, any determinations of whether or not the Executive is disabled shall be made in the first instance by the Committee established under the MascoTech, Inc. Key Employee Retention Plan.

         16. Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, supersedes and replaces in its entirety any existing employment agreement or consulting agreement of the Executive and may not be waived, changed, modified, extended or discharged orally but only by agreement in writing signed by the party against whom enforcement of any such waiver, change, modification, extension or discharge is sought. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of a breach of any other provision or of any subsequent breach by the Executive.

         17. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

         18. Attorneys Fees. In the event of a dispute by the Company, Executive or others as to the validity or enforceability of, or liability under, any provision of this Agreement, (i) the Company shall reimburse Executive for all reasonable legal fees and expenses incurred by him in connection with such dispute if Executive substantially prevails in the dispute and (ii) if Executive has not substantially prevailed in such dispute as set forth in (i), one-half the amount of all reasonable legal fees and expenses incurred

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by him in connection with such dispute except to the extent Executive's position is found by a tribunal of competent jurisdiction to have been frivolous.

         19. Headings. The headings of the Sections are for convenience only and shall not control or affect the meaning or construction or limit the scope of intent of any of the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                       MASCOTECH, INC.


                                       By /s/ Richard A. Manoogian
                                          --------------------------------
                                          Its Chairman
                                              ----------------------------


Date: November 22, 2000                /s/ Lee M. Gardner
      -----------------                -----------------------------------
                                       Lee M. Gardner

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